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                                                               EXHIBIT 99.1



                     OPINION OF CS FIRST BOSTON CORPORATION


April 13, 1994



Board of Directors
Fischer & Porter Company
125 East County Line Road
Warminster, PA  18974

Dear Sirs:

You have asked us to advise you with respect to the fairness to the shareholders of Fischer & Porter Company (the "Company") from a financial point of view of the consideration to be received by such shareholders pursuant to the terms of the Agreement and Plan of Reorganization, dated as of April 13, 1994 (the "Reorganization Agreement), among the Company, Elsag Bailey Process Automation, N.V., (the "Acquiror"), and EBPA Acquisition, Inc. ("the Sub").
The Reorganization Agreement provides for the merger of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of the Company's Common Stock, par value $1.00 per share, will be converted into the right to receive $24.25 in cash (the "Transaction").

In arriving at our opinion, we have reviewed the Reorganization Agreement and certain publicly-available business and financial information relating to the Company. We have also reviewed certain other information, including financial forecasts, provided to us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company and we have compared that data with similar data for other publicly-held companies in businesses similar to those of the Company and we have considered the financial terms of certain other business combinations which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such appraisals.

We have acted as financial advisor to the Board of Directors in connection with the Transaction and will receive a fee for our services which is primarily contingent on the closing of the Transactions.

In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors only and may be published in its entirety in the proxy statement to be distributed to shareholders of the Company in connection with the Transaction so long as we give our prior written consent to any summary of, excerpt from or reference to such opinion. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes without CS First Boston's prior written consent.



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Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of the Company pursuant to the Transaction is fair to such shareholders from a financial point of view.

Very truly yours,

CS FIRST BOSTON CORPORATION

By:/s/ J. Craig Oxman
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   J. Craig Oxman
   Managing Director